Exhibit 10.44

SIXTH AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT

THIS SIXTH AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT (this "Amendment"), dated and effective as of December 29, 2017, is made and entered into among EVERI PAYMENTS INC. (“Client”), formerly known as GLOBAL CASH ACCESS INC., ("GCA"), and WELLS FARGO BANK, N.A. ("Wells Fargo").

RECITALS:

A.Client and Wells Fargo entered into a Contract Cash Solutions Agreement, dated as of November 12, 2010 (as modified or amended from time to time, the "Agreement").

B.Client has changed its legal name from Global Cash Access, Inc. to Everi Payments Inc. on August 24, 2015 and the parties to the Agreement and this Amendment understand and accept that this Amendment and the Agreement interchangeably refer to Client as either CGA and/or Everi Payments Inc.

C.Client has requested that Wells Fargo extend the term of the Agreement through June 30, 2020, and subject to and on the terms and conditions of this Amendment, Wells Fargo has agreed to do so.

D.Client and Wells Fargo entered into that certain Fee Letter, dated June 29th, 2015 (as modified or amended from time to time, the “Fee Letter”) and desire to amend certain of the Fees (as defined therein) as described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows, intending to be legally bound:

ARTICLE I

Definitions

Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

ARTICLE II

Amendment

Section 2.

(a)	Agreement (Term). Section XI.A of the Agreement is hereby amended and restated in its entirety to read as follows:

(a)"General. The initial term of this Agreement, which expired on November 30, 2013, was previously extended through November 30, 2014, pursuant to a written amendment to the Agreement, further extended pursuant to a written amendment to the Agreement to November 30, 2015, again further extended pursuant to a written amendment to the Agreement to June 30, 2018 and again further extended pursuant to a written amendment to the Agreement to June 30th, 2019. The Parties hereby agree to further extend the term of the Agreement to June 30th, 2020. In addition, the Agreement shall be renewed for additional one-year periods unless a Party gives at least. 90 days' prior written notice of its intent not to renew, provided, however, that each such renewal shall be subject to a written agreement about pricing and such other terms and conditions to be mutually agreed upon among the Parties (the "Stated Termination Date"), unless earlier terminated by a Party as provided in this Agreement (the "Actual Termination Date")."

(b)	Agreement (Maximum Available Amount). Section II.C is hereby amended and restated in its entirety to read as follows:

“C.Maximum Amount of Cash to be Supplied. The aggregate total of Cash to be provided by Wells Fargo under this Agreement shall at no time exceed $300 Million Dollars including (i) all Cash with Armored Carriers, (ii) all Cash in Covered Machines, and (iii) all payments owed by Servicers, including any amount to be reimbursed by way of credit to the Settlement Account in immediately available funds, net of all adjustments, chargebacks, representations and other corrections to all transactions under the Servicing Agreements (the "Maximum Available Amount"); provided, however, Wells Fargo acknowledges that Client may require Cash not to exceed $75 Million Dollars in excess of the Maximum Available Amount (the "Additional Requested Amount") for a particular period (such period shall not exceed five (5) Business Days) (e.g. the five (5) Business Day period surrounding New Years Eve), on an occasional basis but in no event shall there be more than four such periods in any calendar year, and in such a situation, Client shall use best efforts to notify Wells Fargo with reasonable advance notice of the anticipated period and the anticipated amount of the Additional Requested Amount and Wells Fargo shall provide the Maximum Available Amount and shall use best efforts to provide Cash in an amount equal to the Additional Requested Amount.

Notwithstanding the foregoing, Client may decrease the Maximum Available Amount by providing Bank with ten (10) Business Days' written notice of such reduction; provided, however, (i) the Maximum Available Amount shall not be decreased below $225 Million Dollars and (ii) such Maximum Available Amount may not be increased subsequent to such decrease without Bank's prior written approval."

(c)	Fee Letter. The Fee Letter is hereby amended and restated in its entirety to read as set forth on Exhibit A to this Amendment.

ARTICLE III

Conditions Precedent

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(d)Client and Wells Fargo shall have executed and delivered this Amendment; and

(e)Clients shall have provided to Wells Fargo such other and further documents and instruments, if any, as Wells Fargo may reasonably request.

ARTICLE IV

Representations and Warranties; Acknowledgments

Each of the Parties represents and warrants to the other that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite action on its part; and (ii) it is in compliance with the terms and conditions contained in the Agreement applicable to it.

ARTICLE V

General Provisions

Section 5.1Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Section 5.2Facsimile Signatures. Delivery by fax of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

Section 5.3Section Headings. The section headings in this Amendment are for purposes of reference only and shall not limit or affect any of the terms hereof.

Section 5.4Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Parties hereto and their respective successors and assigns, subject, however, to the requirements of Section XIII.D. of the Agreement.

Section 5.5Governing Law.  The Governing Law shall govern this Amendment and the interpretation thereof.

Section 5.6Entire Agreement: Modification. The Agreement and this Amendment constitute the entire agreement between Wells Fargo and Client relating to the subject matter hereof and may not be changed orally, but only by written instrument signed by both Parties. There are no restrictions, promises, warranties, covenants, or undertakings relating to the subject matter of this Amendment other than those expressly set forth or referred-to herein. Nothing in this Amendment alters or impairs the Agreement except for the amendments specifically provided herein.

[Balance of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by the duly authorized officers as of the date and year first written above.

EVERI PAYMENTS, INC.

By:	/s/ Randy L. Taylor
RANDY L. TAYLOR
CHIEF FINANCIAL OFFICER

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Olga Wisnicky
OLGA WISNICKY
SENIOR VICE PRESIDENT

EXHIBIT A to AMENDMENT

EXHIBIT A

EXECUTION VERSION

Amended and Restated Fee Letter

December 29, 2017

Everi Payments, Inc.

7250 S Tenaya Way, Suite 100

Las Vegas, NV 89113

Attention:  General Counsel

Ladies and Gentlemen:

Reference is made to (a) the November 12, 2010, Contract Cash Solutions Agreement (“Agreement”) among Everi Payments, Inc, formerly known as Global Cash Access, Inc. ("Client") and Wells Fargo Bank, N. A. ("Wells Fargo") and (b) the November 12, 2010, Fee Letter, between Client and Wells Fargo (the “2010 Fee Letter”), as amended by that certain Fee Letter, dated as of June 29, 2015 between Client and Wells Fargo (the “Amended Fee Letter” and, together with the Original Fee Letter, collectively, the “Original Fee Letter”) . This letter agreement (the “Fee Letter”) amends and restates the Original Fee Letter and is the Fee Letter referred to in the Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

Client agrees to pay to Wells Fargo the Fees calculated in accordance with the terms of Exhibits A and B to this Fee Letter incorporated herein), effective as of January 1, 2018 unless otherwise stated in the Fee Letter. Client agrees by its execution of this Fee Letter, that this Fee Letter complies with Wells Fargo’s obligation under Section VII(A) of the Agreement. The Fees may be changed pursuant to the terms of Section VII of the Agreement. Client agrees that its obligations under this Fee Letter will survive the consummation of the transactions described in the Agreement.

Notwithstanding the amendment and restatement of the Original Fee Letter by this Fee Letter, Client shall continue to be liable to Wells Fargo for all Fees and other amounts owed under the Original Fee Letter accrued to the date hereof under the Original Fee Letter. This Fee Letter is not intended as payment of any obligations of Client to Wells Fargo, and is in no way intended to constitute a novation of the Original Fee Letter. Nothing contained herein is intended to amend, modify or otherwise affect any obligation of Client existing prior to the date hereof.

Please confirm your agreement with the Fees by signing and returning to us a copy of this Fee Letter, whereupon it shall constitute a binding agreement between us. Client agrees that this Fee Letter and its contents are subject to confidentiality provisions and will not be disclosed except as required by law or a final order of a court of competent jurisdiction; and provided that the disclosure of Fees shall be subject to the provisions of Section XIII.O of the Agreement.

Yours very truly,

WELLS FARGO BANK, N. A.

By:	/s/ Olga Wisnicky
OLGA WISNICKY
SENIOR VICE PRESIDENT

Accepted and Agreed to on December 29, 2017:

EVERI PAYMENTS, INC.

By:	/s/ Randy L. Taylor
RANDY L. TAYLOR
CHIEF FINANCIAL OFFICER

EXHIBIT A

Fees

1.	Monthly Fee. Client shall pay a monthly fee as calculated in accordance with the following formula:

Monthly Fee = The sum of A x B x C

Where:

A = The Average Daily LIBOR Tranche Dollars Outstanding

B = (Daily Three Month LIBOR plus Wells Fargo LIBOR Margin)/360

C = The number of days in the calendar month

2.	Definitions. The following terms when used in this Exhibit A shall have the following meanings:

"Average Daily LIBOR Tranche Dollars Outstanding" during the calendar month means an amount equal to the average amount of Cash, at the end of each day during such calendar month, that has previously been provided by Wells Fargo to Client by way of delivery of the same to an Armored Carrier for the benefit of Client, but has not yet been reimbursed by way of credit to a Settlement Account in immediately available funds.

(a)	"Daily Three Month LIBOR" means, for each day, LIBOR then in effect for delivery for a three month period on such day or if such day is not a Business Day on the immediately preceding Business Day.
(b)	"LIBOR" means the rate per annum determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(1)

"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Wells Fargo for the purpose of calculating the effective rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three month delivery of funds in amounts approximately equal to the Average Daily LIBOR Tranche Dollars Outstanding. Client understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(2)

"LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Agreement.

(c)	"Wells Fargo LIBOR Margin" means 45 basis points.

3.

Minimum usage fee. Client shall pay to Bank a fee equal to twenty hundredths percent (0.20%) per annum (computed as detailed below), which fee shall be calculated on an annual basis (from July 1 through June 30) by Bank and shall be due and payable by Client in arrears within (10) days after the June billing statement is provided to Client (the “Minimum Usage Fee”). In accordance with section VII(D) of the Agreement, Bank will debit Client’s Account for the Minimum Usage Fee.

(A)  $300,000,000.00

(B) (A) x 65% = $195,000,000.00

(C)  July 1 – June 30th average outstanding daily balance of Cash:

$_________________________

(D) (B)-(C)  $___________________________ (if D is $0 or less, stop here, no fee due)

(if D is a positive number the fee owed is shown in E below)

(E) (D) x 0.20% = fee due $________________________

4.

Ancillary Services and Charges. Client shall also pay the customary charges and fees of Wells Fargo for the ancillary services set forth on Exhibit B to the Fee Letter effective January 1, 2018. Wells Fargo's standard treasury and cash management agreements will apply to all ancillary services such as wire transfers, ACH services and the like.

EXHIBIT B

FEES FOR CONTRACT CASH SERVICES

1.  Cash Processing Fees:

Depository Services	Unit Price

Cash Vault monthly base	$ 2.00
Vault Deposit	$ 2.50
Cash Vault Deposit Adjustment	$ 5.00
Cash Vault Currency / Coin Deposited	$ 0.00045
Expanded Network Deposit Adjust	$ 7.00
Expanded Network Currency Deposited	$ 0.00045
Cash Vault Currency Furnished	$ 0.00012
Expanded Network Currency Furnished	$ 0.00012
Cash Vault Orders - CEO or Touchtone	$ 2.50
Cash Vault Orders - Call In	$10.00
Cash Vault Orders - Special (Late/Custom)	$100.00
Expanded Network Cash Order Standard	$ 2.00
Expanded Network Cash Order Late	$100.00

Other account related charges will be based upon our prevailing commercial schedule of fees in effect from time to time.

2.  Reconcilement Fee:

You will pay us the fees and charges of the reconcilement in performing those services to us with regard to the ATM Cash Services. We shall pass such fees and charges through to you.

Reconcilement Services	Unit Price
Contract Cash Balance/Settlement	$17.50